Exhibit 23







                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Metris Companies Inc.:


We consent to the incorporation by reference in Registration Statement Nos.:
333-42529, 333-42961, 333-52627, 333-52629, 333-78345, 333-36924,
333-51390 and 333-91917 on Form S-8, 333-60973, 333-47066 and 333-82007 on Form
S-3, and 333-43771 and 333-86695 on Form S-4 of Metris Companies Inc. of our report dated January 17, 2001 relating to the consolidated balance sheets of Metris Companies Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Metris Companies Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
March 27, 2001